UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 21, 2012

3DIcon Corporation

 (Exact name of registrant as specified in charter)

Oklahoma (State or other jurisdiction of incorporation)	000-54697 (Commission File Number)	73-1479206 (IRS Employer Identification No.)

6804 South Canton Avenue, Suite 150 Tulsa, OK (Address of principal executive offices)	74136 (Zip Code)

Registrant’s telephone number, including area code: (918) 494-0505

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into A Material Definitive Agreement
Item 2.03	Creation of a Direct Financial Obligation

On December 21, 2012, 3DIcon Corporation (the “Company”) entered into an amendment agreement (the “Amendment”) with GCA Strategic Investment Fund Limited, a Bermuda corporation ("GCASIF"), the holder of that certain Convertible Bridge Note (the “Bridge Note”) in the principal amount of $300,000 issued by the Company on August 24, 2012.

The Bridge Note matured on or about November 22, 2012, on which date all past due amounts of the Bridge Note began accruing interest at 15% per annum. Furthermore, on November 22, 2012, because the shares of the Company’s common stock into which the Bridge Note is convertible were not registered under an effective registration statement (the “Registration Statement”), GCASIF was entitled to liquidated damages equal to 2% of the outstanding principal for each 30 day period after the November 22, 2012 the Registration Statement is not declared effective (the “Liquidated Damages”).

Pursuant to the Amendment, GCASIF agreed to extend the maturity of the Bridge Note from November 22, 2012 to March 21, 2013 and the Company agreed to (i) increase the principal amount of the Bridge Note from $300,000 to $325,000; (ii) amend the conversion price of the Bridge Note to the lesser of $0.04, or 100% of the Volume Weighted Average Price, as reported by Bloomberg, L.P., for the 5 trading days prior to the effective date of the Registration Statement; and (iii) grant additional registration rights to GCASIF from 5,172,414 shares to 8,000,000 shares of the Company’s common stock into which the Bridge Note may be convertible. Furthermore, GCASIF agreed to waive any and all defaults, default interest and the Liquidated Damages due to GCASIF. In connection with the Amendment, the Company paid GCASIF a fee of $10,000.

The foregoing information is a summary of each of the agreements involved in the transactions described above, is not complete, and is qualified in its entirety by reference to the full text of those agreements, each of which is attached as an exhibit to this Current Report on Form 8-K and the Current Report on Form 8-K filed on August 31, 2012.  Readers should review those agreements for a complete understanding of the terms and conditions associated with this transaction.

Item 9.01 .	Financial Statements and Exhibits

(c)	Exhibits

Exhibit No .	Description

10.1	Amendment Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 31, 2012	3DICON CORPORATION By: /s/ Mark Willner
Name: Mark Willner Position: Chief Executive Officer